KPMG LLP Two Manhattan West 375 9th Avenue, 17th Floor New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 29, 2026, with respect to the consolidated financial statements and consolidated financial highlights of AMG Pantheon Infrastructure Fund, LLC, incorporated herein by reference, and to the reference to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information filed on Form N-2.

New York, New York

July 30, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee